Exhibit 10.1

AMENDMENT NO. 6

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of January 20, 2017 by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), Burlington Coat Factory Holdings, LLC, a Delaware limited liability company (“Parent”), Burlington Stores, Inc., a Delaware corporation (“BSI”), and Thomas A. Kingsbury (“Executive”).

W I T N E S S E T H.

WHEREAS, the Company, Parent (f/k/a Burlington Coat Factory Holdings, Inc., a Delaware corporation) and Executive entered into that certain Employment Agreement, dated as of December 2, 2008, and amended on October 23, 2012, December 8, 2014, May 18, 2015, May 29, 2015 and July 7, 2015 (the “Employment Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Employment Agreement); and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 3(a) of the Employment Agreement is hereby amended by deleting the entire section and replacing it with the following:

“(a) Effective as of January 22, 2017, Executive’s base salary shall be a minimum of One Million Three Hundred Thousand Dollars ($1,300,000.00) per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). Executive’s Base Salary will be subject to annual review and increase (but not decrease) by the Board during the Employment Period. Any such increased Base Salary shall be Executive’s “Base Salary” for all purposes thereafter under this Agreement.”

2. The last three sentences of Section 3(g) of the Employment Agreement are hereby amended by deleting such sentences and replacing them with the following:

“Notwithstanding the foregoing, Executive will receive a long term equity award (each such award, an “LTIP Award”) having a grant date fair value (as determined by the Compensation Committee of the Board of Directors in a manner consistent with respect to awards granted to other senior executives) equal to (i) 450% of Executive’s Base Salary minus the Excess Value (as defined below) for purposes of the LTIP awards made to Executive in each of May 2015 and May 2016; and (ii) 450% of Executive’s Base Salary for purposes of the LTIP awards to be made to Executive in each of May 2017, 2018, and 2019. The form of, and terms and conditions applicable to, each LTIP Award shall be substantially similar to that of long term equity awards made to the Company’s senior executives for the applicable year; provided, that, in addition to the ordinary vesting terms provided therein, each LTIP Award will each be subject to the Special Vesting Conditions (as defined below). For purposes of the LTIP awards made to Executive in each of May 2015 and May 2016, the “Excess Value” means the product of

A x B, where “A” equals the number of options granted pursuant to that certain Non- Qualified Stock Option Agreement, dated as of June 17, 2013, by and between Executive and Burlington Holdings, Inc. (the “Options”) that will vest in the ordinary course during the 12month Period following the applicable LTIP Award grant date, and “B” equals (x) $28.00 minus (y) the per share exercise price of the Options as determined at the time of vesting. For purposes of all LTIP Awards, “Special Vesting Conditions” means the following: (x) for LTIP Awards that are subject solely to time based vesting conditions (“Time Awards”), (I) 100% of such Time Awards shall vest if Executive’s employment is terminated due to death, and (II) a pro rata portion of the portion of each Time Award that would vest on the next regular vesting date for such Time Award shall vest if Executive’s employment is terminated by the Company for a reason other than Cause, by Executive for Good Reason or due to his Disability (with such prorated portion being equal to the portion of the period from the later of the date of grant of such Time Award or the last regular vesting date for such Time Award to such next regular vesting that occurs before the termination of the Employment Period); and (y) for LTIP Awards that are not subject solely to time based vesting conditions (“Performance Awards”), the vesting provisions described in clause (x), above, shall also be applied, but the portion of the Performance Awards that would otherwise vest pursuant to clause (x) shall vest only to the extent the applicable performance vesting conditions have been achieved at the end of the applicable performance periods (so that no vesting shall occur under this clause (y) until the end of the applicable performance period).”

3. Section 3 of the Employment Agreement is hereby amended by adding the following Section 3(m) to the end thereof:

“On January 23, 2017, BSI shall grant, or cause to be granted to, Executive a one-time grant of One Hundred Thousand (100,000) shares of restricted stock (the “Restricted Shares”) pursuant to the terms of Burlington Stores, Inc. 2013 Omnibus Incentive Plan, as amended from time to time, which Restricted Shares shall be subject to the terms of such plan and the relevant grant agreement, which shall be substantially similar to that used for restricted stock awards made to the Company’s senior executives; provided, that, in addition to the ordinary vesting terms provided therein, the Restricted Shares will be subject to the Special Vesting Conditions.”

4. Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.

5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

6. This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

7. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Joyce Manning Magrini
Name:	Joyce Manning Magrini
Title:	Executive Vice President-Human Resources

BURLINGTON COAT FACTORY HOLDINGS, LLC

By: Burlington Holdings, LLC, its Managing Member

By:	/s/ Joyce Manning Magrini
Name:	Joyce Manning Magrini
Title:	Executive Vice President-Human Resources

BURLINGTON STORES, INC.

By:	/s/ Joyce Manning Magrini
Name:	Joyce Manning Magrini
Title:	Executive Vice President-Human Resources

EXECUTIVE

/s/ Thomas A. Kingsbury
Thomas A. Kingsbury